Exhibit 10.5
PERFORMANCE UNIT AWARD AGREEMENT
THIS AGREEMENT CONSTITUTES PART OF THE PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933.
     THIS PERFORMANCE UNIT AWARD AGREEMENT (hereinafter, the “Agreement”) made as of the ___ day of _________, ___, between Goodrich Corporation, a New York corporation (the “Company”), and _________ (the “Employee”). For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings ascribed thereto under the terms of the Goodrich Corporation 2001 Equity Compensation Plan (as amended, the “Plan”), unless otherwise noted.
     WHEREAS, the Employee is employed by the Company or its subsidiaries; and
     WHEREAS, the Company wishes to grant to the Employee an award of performance units under the Plan, subject to the conditions and restrictions set forth in the Plan and this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants contained in this agreement, the Company and the Employee agree as follows:
1.	Grant of Units. The Company hereby grants to the Employee ___performance units (the “Units”). If the Company declares a dividend payment on the Company’s common stock, par value $5.00 per share (“Common Stock”) during the Term, as defined below, then the number of Units covered by this Agreement shall be increased as of the dividend payment date by the number of shares, if any, of the Common Stock that could be purchased on such date by such dividend payment. For purposes of determining the number of shares of the Common Stock that could be purchased by such dividend payment as of the dividend payment date, the fair market value of the Common Stock, as calculated pursuant to Section 15 of the Plan, as of such date shall be used.

2.	Term of Units. The term of the Units (the “Term”) will begin on the first business day of 2010 and will end on December 31, 2012.

3.	Unit Value Measurement. Except as otherwise provided in section 7 below, the aggregate value of the Participant’s Units (the “Benefit Amount”) shall be determined as of the last day of the Term, and shall be equal to the product of the number of Units then covered under this Agreement and the fair market value of one share of the Common Stock, as calculated pursuant to Section 15 of the Plan, as of the last day of the Term.

4.	Earned Percentage. Except as otherwise provided in Section 6 and Section 7 below, the Employee shall be entitled to a benefit payment under this Agreement equal to the specified percentage (the “Earned Percentage”) of the Benefit Amount. The Earned Percentage of an amount equal to one-half of the Units covered by this Agreement (the “ROIC Units”) shall be determined in accordance with the provisions of subsection (a) of this Section 4, and the Earned Percentage of an amount equal to the other one-half of the Units covered by this Agreement (the “RTSR Units”) shall be determined in accordance with the provisions of subsection (b) of this Section 4.
     (a) Return on Invested Capital. The Earned Percentage of the ROIC Units shall be determined by reference to the Return on Invested Capital (as defined below) and will be calculated in accordance with the following schedule:

Return On Invested
2009-2011 Goals	Capital	Earned Percentage
Threshold	TBD	0%
Target	TBD	100%
Maximum	TBD	200%
With respect to levels of the Company’s Return on Invested Capital that fall between the threshold, target, and maximum levels specified above, the Earned Percentage of the ROIC Units will be interpolated on a straight line basis. For purposes of this Agreement, the term “Return on Invested Capital” means “Earnings Before Interest and Taxes (“EBIT”) after tax” excluding Special Items (as defined below) divided by average invested capital (determined at the total Company level, including all subsidiaries). EBIT shall be equal to the EBIT amount used for the Goodrich Corporation Management Incentive Program and the Goodrich Corporation Senior Executive Management Incentive Plan calculations. The tax rate applied each year to EBIT shall be the Company’s effective tax rate for such year, except when management determines that certain discrete items should be excluded from the tax rate. In those instances, the effective tax rate shall be the Company’s effective tax rate excluding the impact of the discrete items. Invested capital is defined as the sum of: accounts receivable (excluding accounts receivable securitization); inventory (net); deferred tax assets (current and noncurrent); goodwill; other intangible assets (net of accumulated amortization); property, plant & equipment (net of accumulated depreciation); other current assets (including prepaids); and other noncurrent assets minus the sum of: accounts payable; accrued expenses; other current liabilities; taxes payable; deferred tax liabilities (current and noncurrent); other noncurrent liabilities; and the cumulative translation account. Special Items include all items deemed by management to have occurred during the Term that are not representative of the true underlying results of the Term. Examples of Special Items include, but are not limited to, significant tax litigation/settlements; debt issuance/exchange costs; and gains and losses from the sale of a business. In all cases, the exclusion of Special Items will be subject to the approval of the Compensation Committee.

     (b) Relative Total Shareholder Return. The Earned Percentage of the RTSR Units shall be determined by reference to the Relative Total Shareholder Return (as defined below) and will be calculated in accordance with the following schedule:

Relative Total Shareholder Return
Percentile	Earned Percentage
25th or Less	0%
50th	100%
95th or Higher	200%
With respect to levels of Relative Total Shareholder Return that fall within the percentiles specified above, the Earned Percentage of the RTSR Units will be interpolated on a straight line basis. For purposes of this Agreement, the term “Relative Total Shareholder Return” means the percentage calculated using the Total Shareholder Return (“TSR”) for Common Stock for each year of the Term (using the dividend reinvestment approach to calculating shareholder return) divided by the Total Shareholder Return for the Aerospace Peer Group (as defined below) (using the dividend reinvestment approach to calculating shareholder return). TSR is calculated for each year of the Term and then used to calculate TSR for the Term as follows: (1+TSR1)(1+TSR2)(1+TSR3) 1/3. The TSR for Goodrich is then divided by the TSR for the Aerospace Peer Group, the product of which will be the Relative Total Stock Value for the Term. The overall performance of the Aerospace Peer Group is then analyzed to identify the 25th, 50th and 75th percentile performance. The Earned Percentage of RTSR Units will be determined based on the Company’s Relative Total Stock Value and its placement between the three identified performance points.
     (c) Aerospace Peer Group. The Aerospace Peer Group is a group of aerospace companies selected, from time to time, by the Company’s Compensation Committee. The Aerospace Peer Group must be set by the Compensation Committee within 90 days of the beginning of a Term. If during the Term there is any change in the corporate capitalization of any aerospace company in the Aerospace Peer Group, such as a stock split, a corporate transaction (any merger, consolidation, separation including a spin-off or other distribution of stock or property of such aerospace company, or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code)) or any partial or complete liquidation of any such aerospace company, the Compensation Committee, to the extent it deems it necessary and/or appropriate, in its sole discretion, shall take such change into account in determining the TSR of such aerospace company in the Aerospace Peer Group for purposes of subsection (b) of Section 4 (including, without limitation, by making such determination as if the change had not occurred or by eliminating such aerospace company from the Aerospace Peer Group for the Term).
     (d) Responsibility for Calculations. All calculations of (i) the Company’s Return on Invested Capital and Relative Total Shareholder Return and (ii) the Earned Percentages of the ROIC Units and the RTSR Units shall be determined by the Committee in the exercise of its sole discretion, and any such calculations shall be final.

5.	Benefit Payment. The benefit payment due to the Employee under this Agreement shall be paid to the Employee (or, if the Employee is deceased, the Employee’s beneficiary, as defined in Section 8) in a lump sum cash payment, subject to the provisions of Section 9 below. Except as otherwise provided in Section 7 below, such payment shall be paid by the Company as soon as practicable after the last date of the Term but, in any event, on or before March 15 of the calendar year immediately following the end of the Term.
6.	Termination of Employment
     (a) Retirement, Death or Disability. If the Employee’s employment with the Company (which, for purposes of this Section 6, includes any subsidiary of the Company) terminates due to retirement, death or permanent and total disability, then the amount of benefit otherwise payable to the Employee (or, if the Employee is deceased, the Employee’s beneficiary, as defined in Section 8) hereunder shall be reduced by multiplying such amount by a fraction, the numerator of which shall be the number of months (rounded upward to the nearest month) of employment that the Employee has completed with the Company during the Term and the denominator shall be 36. For the purpose of this Section 6(a), the Employee shall be treated as having retired if the Employee terminates employment with the Company at any time after the Employee is eligible for early retirement as provided under the terms of the Goodrich Corporation Employees’ Pension Plan (or would be eligible for early retirement under such plan if the Employee was a participant in such plan or as provided in a subsidiary company’s salaried pension plan in the event the Employee’s pension benefits are received solely from the subsidiary’s plan) in effect at the time of such termination.
     (b) Other Termination of Employment. Except as provided in Section 7 below, if the Employee’s employment is terminated prior to the last day of the Term for any reason other than retirement, death or permanent and total disability, then the Employee will not be entitled to the payment of any benefit under this Agreement.
     (c) Cause. Notwithstanding any provisions of this Agreement to the contrary, if the Employee’s employment with the Company or any of its subsidiaries is terminated for “cause,” as defined in this Section 6(c), the Committee may, in its sole discretion, immediately cancel the Units granted under this Agreement. For the purpose of this Agreement, other than for the purpose of Section 7, “cause” shall mean a termination of employment by the Company due to (i) the violation by the Employee of any rule, regulation, or policy of the Company, including the Company’s Business Code of Conduct; (ii) the failure by the Employee to meet any requirement reasonably imposed upon such employee by the Company as a condition of continued employment; (iii) the violation by the Employee of any federal, state or local law or regulation; (iv) the commission by the Employee of an act of fraud, theft, misappropriation of funds, dishonesty, bad faith or disloyalty; (v) the failure by the Employee to perform consistently the duties of the position held by such Employee in a manner which satisfies the expectations of the Company after such Employee has been provided written notice of performance deficiencies and a reasonable opportunity to correct those deficiencies; or (vi) the dereliction or neglect by the Employee in the performance of such Employee’s job duties.
7.	Change in Control.
     (a) Change in Control Payment. Anything to the contrary notwithstanding, in the event a Change in Control, as that term is defined in the Plan, of the Company shall occur, then a benefit payment (the “CIC Payment”) shall be made to the Employee in a lump sum within five business days following the occurrence of the Change in Control, provided that if such 5-day period begins in one calendar year and ends in another, the Employee shall have no right to designate the calendar year of payment. The CIC Payment shall be equal to the product of the number of Units then covered under this Agreement and the greatest of (i) the product of an Earned Percentage of 100% (Target) and the fair market value of one share of the Common Stock, as calculated pursuant to Section 15 of the Plan, as of the date of the Change in Control or (ii) the quotient of the Benefit Amount most recently paid to the Employee pursuant to a Performance Unit Award Agreement between the Company and the Employee (the “Recent PUP Award”) and the number of Units granted to the Employee under the Recent PUP Award. The amount of such CIC Payment shall be reduced by multiplying such amount by a fraction, the numerator of which shall be the number of months (rounded upward to the nearest month) of employment that the Employee has completed with the Company during the Term up to the date of the Change in Control and the denominator shall be 36.
     (b) Termination of Employment Payment. If the Employee’s employment with the Company terminates, other than for “cause” as defined in this Section 7(b), during the Term subsequent to a Change in Control (and within the one-year period following the Change in Control), then an additional benefit payment (the “Termination Payment”) shall be made to the Employee within five business days following the termination of employment. The Termination Payment shall be equal to (i) the unreduced CIC Payment as calculated in Section 7(a) (disregarding for this purpose the last sentence of Section 7(a)) minus (ii) the CIC Payment actually made or to be made to the Employee as provided in Section 7(a). For the purpose of Section 7, “cause” shall mean a termination of employment by the Company due to (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee which specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties, and after the Employee has been given a period of at least thirty (30) days to correct the Employee’s performance, or (ii) the willful engaging by the Employee in other gross misconduct materially and demonstrably injurious to the Company. For purposes of the foregoing definition of “cause,” no act, or failure to act, on the Employee’s part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
     (c) Other. Notwithstanding the foregoing, in no event shall the Employee be required to refund to the Company, or have offset against any other payment due the Employee from or on behalf of the Company, all or any portion of a CIC Payment or Termination Payment.
8.	Assignability/Beneficiary. The rights of the Employee contingent or otherwise in the Units cannot and shall not be sold, assigned, pledged or otherwise transferred or encumbered other than by will or by the laws of descent and distribution. The Employee may designate a beneficiary or beneficiaries to receive any payments that are due under Section 5 following the Employee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Company’s corporate compensation group for such purpose the completed form must be received by the Company’s corporate compensation group or its designee before the Employee’s death. If the Employee fails to designate a beneficiary, or if no designated beneficiary survives the Employee’s death, the Employee’s estate shall be deemed the Employee’s beneficiary.

9.	Tax Reporting and Withholding. At the time any payment to the Employee is made under this Agreement, the aggregate amount of such payment shall be reduced by the amount of any federal, state and local tax withholding requirements imposed on such payment. The Company and its subsidiaries reserve the right to report such income in connection with payments under this Agreement as they determine, in their sole discretion, to be appropriate under applicable laws.

10.	Changes in Capital Structure. The number of Units covered under this Agreement will be adjusted appropriately in the event of any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the nature of the shares of Common Stock of the Company in the same manner in which other outstanding shares of Common Stock not subject to the Plan are adjusted; provided, that the number of Units subject to this Agreement shall always be a whole number.

11.	Continued Employment. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company or any of its subsidiaries as an executive or in any other capacity.

12.	Parties to Agreement. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All decisions or interpretations of the Board and of the Committee referred to herein shall be binding and conclusive upon the Employee or upon the Employee’s executors or administrators or beneficiaries with respect to any question arising hereunder or under the

Plan. This Agreement will constitute an agreement between the Company and the Employee as of the date first above written, which shall bind and inure to the benefit of their respective executors, administrators, beneficiaries, successors and assigns.

13.	Modification. No change, termination, waiver or modification of this Agreement will be valid unless in writing and signed by all of the parties to this Agreement.

14.	Consent to Jurisdiction. The Employee hereby consents to the jurisdiction of any state or federal court located in the county in which the principal executive office of the Company is then located for purposes of the enforcement of this Agreement and waives personal service of any and all process upon the Employee. The Employee waives any objection to venue of any action instituted under this Agreement.

15.	Notices. All notices, designations, consents, offers or any other communications provided for in this Agreement must be given in writing, personally delivered, or by facsimile transmission with an appropriate written confirmation of receipt, by nationally recognized overnight courier or by U.S. mail. Notice to the Company is to be addressed to its then principal office. Notice to the Employee or any transferee is to be addressed to his/her/its respective address as it appears in the records of the Company, or to such other address as may be designated by the receiving party by notice in writing to the Secretary of the Company.

16.	Further Assurances. At any time, and from time to time after executing this Agreement, the Employee will execute such additional instruments and take such actions as may be reasonably requested by the Company to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

17.	Provisions Severable. If any provision of this Agreement is invalid or unenforceable, it shall not affect the other provisions, and this Agreement shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company shall in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

18.	Exemption From Liability. Neither the Company, any subsidiary, the Board, the Committee, nor any of their delegates shall be held liable for any taxes, penalties, or other monetary amounts owed by the Employee, his executors, administrators, or beneficiaries, or any other person, as a result of the grant, modification, amendment, or exercise of an option, or the adoption, modification, amendment, or administration of the Plan.

19.	Captions. Captions herein are for convenience of reference only and shall not be considered in construing this Agreement.

20.	Entire Agreement. This Agreement represents the parties’ entire understanding and agreement with respect to the issuance of the Units, and each of the parties acknowledges that it has not made any, and makes no promises, representations or undertakings, other than those expressly set forth or referred to therein.

21.	Governing Law. This Agreement is subject to the condition that this award will conform with any applicable provisions of any State or Federal law or regulation in force either at the time of grant. The Committee and the Board reserve the right pursuant to the condition mentioned in this Section 21 to terminate all or a portion of this Agreement if in the opinion of the Committee and Board, this Agreement does not conform with any such applicable State or Federal law or regulation and such nonconformance shall cause material harm to the Company.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
22.	409A Compliance. Notwithstanding any provisions of the Plan or this Agreement to the contrary and, to the extent applicable, the Plan and this Agreement shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan or this Agreement) in such a manner so as to comply with the provisions of Section 409A of the Code, as amended, and any related Internal Revenue Service guidance promulgated thereunder. All payments to be made to the Employee upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A of the Code (“Section 409A”)) of the Employee (“Separation from Service”). For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) the Employee may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Employee or any portion thereof, shall be permitted. Notwithstanding anything contained in this Agreement to the contrary, if at the time of the Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy) and if any payment that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by the Employee’s Separation from Service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that payments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments that constitute nonqualified deferred compensation (within the meaning of Section 409A) to the Employee shall not be paid or provided to the Employee during the six-month period following the Employee’s Separation from Service, and (i) such postponed payment shall be paid to the Employee in a lump sum within thirty (30) days after the date that is six (6) months following the month of the Employee’s Separation from Service (or, if earlier, the date of the Employee’s death); and (ii) any amounts payable to the Employee after the expiration of such 6-month period shall continue to be paid to the Employee in accordance with the terms of the Agreement.

     IN WITNESS WHEREOF, the parties agree to the terms and conditions stated herein by signing and returning to the Company the attached copy hereof.

GOODRICH CORPORATION
By:
Vice President

Accepted by:
__________________
Employee’s name